Regency Energy Partners Reports
Second-Quarter 2008 Adjusted EBITDA Increased 111% vs.
Second Quarter 2007

DALLAS, August 11, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) announced today its adjusted EBITDA increased 111% to $71 million in the second quarter 2008, compared to $34 million in the second quarter 2007.  Revenue in the second quarter 2008 increased 81% to $547 million, compared to $303 million in the second quarter 2007.  Adjusted total segment margin increased 123% to $118 million in the second quarter 2008, compared to $53 million in the corresponding 2007 period.

Regency generated net income of $10 million in the three months ended June 30, 2008, compared to a loss of $7 million in the previous year’s period.

“Regency had an excellent second quarter and our year-over-year growth in adjusted EBITDA was impressive,” said Byron R. Kelley, chairman, president and chief executive officer of Regency.  “We continue to see increased activity across all our business segments.”

“In addition, Regency’s recently completed $204-million sale of equity allows us to reduce our short-term debt and positions us to move forward with our current 2008 growth plan,” Kelley said.  “The equity offering also sets the stage for us to pursue additional growth opportunities as they arise.”

CASH DISTRIBUTIONS

On July 25, 2008, Regency announced a cash distribution of 44.5 cents per outstanding common and subordinated unit for the second quarter ended June 30, 2008. This represents a 6% increase over the previous quarter and a 17% increase over the second quarter 2007. This distribution is equivalent to $1.78 on an annual basis and will be paid on August 14, 2008, to unitholders of record at the close of business on August 7, 2008.

In the second quarter 2008, Regency generated $51 million in cash available for distribution, representing coverage of 1.50 times the amount required to cover its distribution to common and subordinated unitholders, and 1.37 times the amount required to cover the distribution to all unitholders, including Class D units.  The Class D units will not participate in 2008 distributions and will convert to common units on a one-for-one basis on May 8, 2009.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over the extended period.

ORGANIC GROWTH PROJECTS

Regency continues to focus on organic growth.  In the six months ended June 30, 2008, Regency incurred $132 million of growth capital expenditures, primarily related to the purchase of additional compression systems for the contract compression segment, the construction of 20 miles of 10-inch pipeline and related plant modifications required to connect the Fashing Processing Plant to the Tilden Plant in South Texas, and construction of pipeline, compression and treating facilities related to a joint venture in South Texas.

Regency’s 2008 budget includes $365 million of organic growth capital expenditures.  Approximately $132 million of this will be spent to add 194,800 horsepower of compression to the Contract Compression segment, while the remaining $233 million will be spent in the Gathering & Processing and the Transportation segments.

REVIEW OF SEGMENT PERFORMANCE

Total adjusted segment margin for the Gathering & Processing, Contract Compression and Transportation segments increased 123% from $53 million in the second quarter 2007 to $118 million in the second quarter 2008. Regency acquired its contract compression assets in January 2008.

Gathering & Processing - The Gathering & Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities. Adjusted segment margin for Gathering & Processing, which excludes non-cash hedging gains and losses, was $64 million for the quarter ended June 30, 2008, compared to $40.0 million for the previous period, a 60% increase.

Total throughput volumes for the Gathering & Processing segment averaged 996 thousand MMbtu per day of natural gas, and processed NGLs averaged 23 thousand barrels per day for the quarter ended June 30, 2008, compared to 770 thousand MMbtu per day of natural gas and 21 thousand barrels for produced NGLs for the second quarter 2007.

Transportation - The Transportation segment includes Regency's natural gas transportation pipelines, and related facilities and activities.  Adjusted segment margin for the Transportation segment was $24 million for the second quarter 2008, 87% higher than the $13 million in the same quarter 2007. Total transportation throughput volumes for the Transportation segment averaged 793 thousand MMbtu per day of natural gas for the quarter ended June 30, 2008, 2% higher than the 778 thousand MMbtu per day of natural gas for the corresponding period in 2007.

Contract Compression - The Contract Compression segment provides customers with turnkey natural gas compression services to maximize their natural gas and crude oil production, throughput and cash flow.  Regency's integrated solutions include a comprehensive assessment of a customer's natural gas contract compression needs and the design and installation of a customized compression system.

Segment margin for Contract Compression segment was $30 million in the second quarter 2008. Regency’s revenue generating horsepower for the second quarter 2008 was 669,804, compared to 615,852 of revenue generating horsepower for the first quarter 2008, a 9% increase.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss second-quarter 2008 results on Monday, August 11, 2008, at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-888-396-2384 in the United States, or +1-617-847-8711 outside the United States, pass code 35988522.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for 7 days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 15076930.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of adjusted EBITDA, EBITDA, cash available for distribution, adjusted segment margin, segment margin, adjusted total segment margin, and total segment margin,  which are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define Adjusted EBITDA as net income (loss) plus interest expense, net, depreciation and amortization expense, income tax expense, non-cash loss (gain) from risk management activities and losses from non-cash commodity put option expirations. In deriving adjusted EBITDA for the second quarter of 2008, we made positive adjustments for losses on the sale of assets and non-capitalizable acquisition expenses because these are non-cash items.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to
        financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment
        opportunities.

Our Adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	Adjusted EBITDA
•	plus non-cash items affecting adjusted EBITDA, such as non-cash unit-based compensation expense related to our Long-Term Incentive Plan (LTIP),
•	minus interest expense,
•	minus maintenance capital expenditures,
•	minus (plus) income tax expense (benefit), and
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by the Partnership during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define adjusted segment margin as segment operating revenues (including transportation and other service fees) less segment cost of sales plus non cash gains (losses) from risk management activities and non-cash losses from commodity put option expirations. Adjusted segment margin is included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product purchases and sales, a key component of our operations.

We define adjusted total segment margin as total operating revenues less the cost of sales plus non cash gain (losses) from risk management activities and losses from non-cash commodity put option expirations.  Our adjusted total segment margin equals the sum of our Gathering and Processing adjusted segment margin, Transportation segment margin, and our Contract Compression segment margin, adjusted for inter-segment eliminations.

Our segment margin measures may not be comparable to similarly titled measures of other companies because other entities may not calculate segment margin amounts in the same manner.

Schedules presenting Regency's consolidated statements of operations, segment margin and operating information by segment, as well as schedules reconciling adjusted EBITDA, cash available for distribution, adjusted segment margin, and adjusted total segment margin to the most directly comparable financial measures calculated and presented in accordance with GAAP are available on Regency's Web site at www.regencyenergy.com and as an attachment to this document.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering and processing and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Year to Date June 30,
	2008	2007	2008	2007
($ in thousands)

REVENUE
Gas sales	$362,769	$195,870	$599,462	$363,253
NGL sales	126,521	83,236	235,020	146,777
Gathering, transportation and other fees, including related party amounts of $935, $431, $1,926 and $784	70,175	19,196	132,161	39,074
Net realized and unrealized loss from risk management activities	(32,760)	(2,625)	(46,417)	(2,710)
Other	20,000	7,153	31,714	12,862
Total revenue	546,705	302,830	951,940	559,256

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $844, $7,755, $1,247 and $13,173	446,687	249,760	760,276	461,698
Operation and maintenance	32,516	11,972	61,361	22,897
General and administrative	13,925	19,093	24,809	25,944
Loss on sale of assets, net	442	532	468	2,339
Management services termination fee	-	-	3,888	-
Transaction expenses	147	-	534	-
Depreciation and amortization	26,476	12,703	48,216	24,130
Total operating costs and expenses	520,193	294,060	899,552	537,008

OPERATING INCOME	26,512	8,770	52,388	22,248

OTHER INCOME AND DEDUCTIONS
Interest expense, net	(16,782)	(15,961)	(32,188)	(30,846)
Other income and deductions, net	132	170	332	282
Minority interest	69	(17)	(3)	(17)
Total other income and deductions	(16,581)	(15,808)	(31,859)	(30,581)

INCOME (LOSS) BEFORE INCOME TAXES	9,931	(7,038)	20,529	(8,333)

Income tax expense (benefit)	(41)	225	209	225

NET INCOME (LOSS)	$9,972	$(7,263)	$20,320	$(8,558)

Segment Financial and Operating Data

	Three Months Ended June 30,		Year to Date June 30,
($ in thousands)	2008	2007	2008	2007

Gathering and Processing Segment
Financial data:
Segment margin (1)	$46,489	$39,701	$100,496	$69,876
Adjusted segment margin	$63,973	$40,002	$121,078	$70,185
Operating data:
Throughput (MMbtu/d) (1)	995,922	769,613	956,248	749,527
NGL gross production (BBls/d)	22,526	20,967	22,796	20,510

(1) Segment margin and throughput volumes in 2007 vary from previously disclosed amounts due to pooling accounting for our FrontStreet assets, acquired on January 7, 2008.

	Three Months Ended June 30,		Year to Date June 30,
($ in thousands)	2008	2007	2008	2007

Transportation Segment
Financial data:
Segment margin	$23,804	$13,369	$38,497	$27,682
Adjusted segment margin	$23,804	$12,712	$38,497	$27,025
Operating data:
Throughput (MMbtu/d)	793,339	777,927	762,673	741,395

	Three Months Ended June 30,		Year to Date June 30,
($ in thousands)	2008	2007	2008	2007

Contract Compression Segment
Financial data:
Segment margin	$29,844	$-	$52,864	$-

	At March 31,		At June 30,
Contract Compression Segment Operating Data	2008	2007	2008	2007
Revenue generating horsepower	615,852	-	669,804	-
Average horsepower per revenue generating compression unit	849	-	849	-

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended June 30,		Year to Date June 30,
($ in thousands)	2008	2007	2008	2007

Net income (loss)	$9,972	$(7,263)	$20,320	$(8,558)
Income tax expense (benefit)	(41)	225	209	225
Interest expense, net	16,782	15,961	32,188	30,846
Depreciation and amortization	26,476	12,703	48,216	24,130
EBITDA (a)	$53,189	$21,626	$100,933	$46,643
Non-cash loss (gain) from risk management activities	17,484	(1,098)	20,582	(1,783)
Non-cash put option expiration	-	742	-	1,435
Loss on sale of assets, net	442	532	468	2,339
LTIP accelerated vesting charge	-	11,928	-	11,928
Vacation accrual accounting change	-	-	905	-
Management services termination fee	-	-	3,888	-
Acquisition expenses	140	-	490	-
Other income/expense	-	-	-	6
Adjusted EBITDA	$71,255	$33,730	$127,266	$60,568
a) Earnings before interest, taxes, depreciation and amortization

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
($ in thousands)	June 30, 2008

Net cash flows provided by operating activities	$29,396
Add (deduct):
Depreciation and amortization	(27,200)
Risk management portfolio value changes	(17,484)
Unit based compensation expenses	(1,045)
Accounts receivable and accrued revenues	53,520
Loss on sale of assets, net	(468)
Other current assets	5,714
Accounts payable, accrued cost of gas and liquids and accrued liabilities	(27,138)
Other current liabilities	2,935
Other assets	(8,258)
Net income	$9,972
Add (deduct):
Income tax expense (benefit)	(41)
Interest expense, net	16,782
Depreciation and amortization	26,476
EBITDA	$53,189
Add (deduct):
Non-cash loss from risk management activities	17,484
Loss on sale of assets	442
Acquisition expenses (1)	140
Adjusted EBITDA	$71,255
Add (deduct):
Unit based compensation expenses	1,045
Interest expense	(16,569)
Maintenance capital expenditures	(5,199)
Proceeds from sale of assets	580
Income tax benefit	41
Cash available for distribution	$51,153

(1) Acquisition-related costs for the FrontStreet acquisition were expensed under a method similar to pooling accounting and would have been capitalized under the purchase method of accounting.

Non-GAAP Adjusted Segment Margin to GAAP Net Income (Loss)

	Three Months Ended June 30,		Year to Date June 30,
($ in thousands)	2008	2007	2008	2007

Net income (loss)	$9,972	$(7,263)	$20,320	$(8,558)
Add:
Operation and maintenance	32,516	11,972	61,361	22,897
General and administrative	13,925	19,093	24,809	25,944
Management services termination fee	-	-	3,888	-
Transaction expenses	147	-	534	-
Loss on sale of assets, net	442	532	468	2,339
Depreciation and amortization	26,476	12,703	48,216	24,130
Interest expense, net	16,782	15,961	32,188	30,846
Other income and deductions, net	(132)	(170)	(332)	(282)
Minority interest	(69)	17	3	17
Income tax expense (benefit)	(41)	225	209	225
Total Segment Margin (1)	$100,018	$53,070	$191,664	$97,558
Non-cash loss (gain) from risk management activities	17,484	(1,098)	20,582	(1,783)
Non-cash put option expiration	-	742	-	1,435
Adjusted Total Segment Margin	$117,502	$52,714	$212,246	$97,210
Transportation segment margin	23,804	13,369	38,497	27,682
Non-cash gain from risk management activities	-	(657)	-	(657)
Adjusted Segment Margin for Transportation	23,804	12,712	38,497	27,025
Contract Compression Segment Margin	29,844	-	52,864	-
Inter-segment elimination	(119)	-	(193)	-
Adjusted Segment Margin for Gathering and Processing	$63,973	$40,002	$121,078	$70,185
(1) Combined segment margin varies from consolidated total segment margin due to inter-segment eliminations of $119,000 and 193,000 in the three and six months ended June 30, 2008.